Exhibit 99.6

ABN AMRO Corporate Finance Limited 250 Bishopsgate London EC2M 4AA Telephone +44 (0)20 7678 8000

CONSENT OF ABN AMRO CORPORATE FINANCE LIMITED

We hereby consent to (i) the use of our opinion letter, dated June 8, 2007, to the Board of Directors of the Central and Eastern Europe, Middle East and Africa region of Visa International Service Association (the “Company”), included as Annex J to the Proxy Statement-Prospectus which forms a part of the Amendment No. 2 to the Registration Statement of Visa Inc. on Form S-4 (the “Registration Statement”) relating to the proposed restructuring transactions, (ii) the references to such opinion in such Proxy Statement-Prospectus and (iii) the use of our name in the Registration Statement on Form S-4 relating to the proposed restructuring transactions. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement on Form S-4. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement on Form S-4 within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: July 31, 2007 ABN AMRO CORPORATE FINANCE LIMITED

By:	/s/ Fiona Clutterbuck
Name:	Fiona Clutterbuck
Title:	Managing Director, Head of Financial Institutions - Advisory

By:	/s/ Simon Hargreaves
Name:	Simon Hargreaves
Title:	Managing Director Co-Head of M&A Europe